Exhibit 99.1

IMMEDIATE NEWS RELEASE

Schmitt Industries Announces Second Quarter Fiscal 2015 Operating Results

January 9, 2015	NASDAQ: SMIT

Portland, Oregon – Schmitt Industries, Inc. (NASDAQ: SMIT) today announced its operating results for the three and six months ended November 30, 2014. For the three months ended November 30, 2014, total sales increased $8,452, or 0.3%, to $3,151,504 from $3,143,052 in the three months ended November 30, 2013. Net loss was $69,840, or $(0.02) per fully diluted share, for the three months ended November 30, 2014 as compared to net loss of $163,201, or $(0.05) per fully diluted share, for the three months ended November 30, 2013. For the six months ended November 30, 2014, total sales increased $158,293, or 2.6%, to $6,200,792 from $6,042,499 in the six months ended November 30, 2013. Net loss was $18,057, or $(0.01) per fully diluted share, for the six months ended November 30, 2014 as compared to net loss of $309,760, or $(0.10) per fully diluted share, for the six months ended November 30, 2013.

Balancer segment sales focus throughout the world on end-users, rebuilders and original equipment manufacturers of grinding machines with the target geographic markets of North America, Asia, Europe and South America. Balancer segment sales decreased $43,073, or 2.2%, to $1,922,849 for the three months ended November 30, 2014 compared to $1,965,922 for the three months ended November 30, 2013. The decrease is primarily attributed to softer sales in North America, offset in part by increased sales in Asia and Europe for the quarter.

Balancer segment sales decreased $104,719, or 2.7%, to $3,763,019 for the six months ended November 30, 2014 compared to $3,867,738 for the six months ended November 30, 2013. The decrease is primarily attributed to softer sales in North America, offset in part by increased sales in Asia for the first half of the fiscal year.

The Measurement segment product line consists of laser-based light-scatter, distance measurement and dimensional sizing products and ultrasonic-based remote tank monitoring products. Total Measurement segment sales increased $51,525, or 4.4%, to $1,228,655 for the three months ended November 30, 2014 compared to $1,177,130 for the three months ended November 30, 2013, driven by an increase in revenues associated with the sales of remote tank monitoring products and related monitoring services, offset by decreased sales of light-scatter laser-based surface measurement products. Xact® revenues increased $127,296, or 57.6%, to $348,454 during the second quarter of Fiscal 2015 as compared to $221,158 for the same period in the prior year.

Measurement segment sales increased $263,012, or 12.1%, to $2,437,773 for the six months ended November 30, 2014 compared to $2,174,761 for the six months ended November 30, 2013, driven by the delivery and acceptance of one of our CASI® (Complete Angle Scatter Instrument) Scatterometer products during the first quarter of Fiscal 2015 and an increase in revenues associated with the sales of remote tank monitoring products and related monitoring services. Xact® revenues increased $142,061, or 26.7%, to $673,745 during the first half of Fiscal 2015 as compared to $531,684 during the first half of Fiscal 2014.

Gross margin for the three months ended November 30, 2014 increased to 49.3% as compared to 46.7% for the three months ended November 30, 2013. Gross margin for the six months ended November 30, 2014 increased to 48.7% as compared to 46.3% for the six months ended November 30, 2013. The overall increase in gross margin in both the three and six month periods ended November 30, 2014 compared to the three and six month periods in the prior fiscal year is primarily influenced by shifts in product sales mix involving our five product lines.

Operating expenses increased $5,837, or 0.4%, to $1,624,979 for the three months ended November 30, 2014 as compared to $1,619,142 for the three months ended November 30, 2013. General, administrative and selling expenses decreased $6,718, or 0.4%, for the three months ended November 30, 2014 as compared to the same period in the prior year due in

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

part to increases in trade show expenses offset by reductions in professional fees and general office and utilities costs. Research and development expenses increased $12,555, or 11.2%, for the second quarter of Fiscal 2015 as compared to the same period in the prior year based on the several new development projects within our existing product lines occurring during the latter part of the second quarter of Fiscal 2015.

Operating expenses decreased $62,161, or 2.0%, to $3,035,447 for the six months ended November 30, 2014 as compared to $3,097,608 for the six months ended November 30, 2013. General, administrative and selling expenses decreased $20,396, or 0.7%, for the six months ended November 30, 2014 as compared to the same period in the prior year as a result of increases in trade show expenses offset by reductions in professional fees and general office and utilities costs. Research and development expenses decreased $41,765, or 17.5%, for the first half of Fiscal 2015 as compared to the same period in the prior year due to the completion of development projects within our existing product lines in the first quarter offset by an increase in costs associated with several new development projects occurring during the later part of the second quarter of Fiscal 2015.

“The second quarter saw several positive developments,” commented James A. Fitzhenry, President and CEO of Schmitt Industries. “We had two successful trade shows – the IMTS 2014 show in Chicago, which showcased our family of SBS® products for balancing and process control of machine tools including our new ExactControl™ process control card and the 27th World LP Gas Forum and 29th AIGLP Congress held in Miami, which showcased our Xact® product line for the remote monitoring of propane and diesel tanks. We are encouraged by the continued development of our Xact® product line, which posted another quarter over quarter increase in overall revenues.”

“In addition, our SBS sales into Asia and Europe continue to show positive trends, and we are pleased with the recent activity in our laser-based light-scatter surface measurement product line with the delivery of a CASI® Scatterometer during the first quarter and delivery of a TMS (Texture Measurement System) unit during the second quarter. We anticipate making continued progress as we enter the second half of our fiscal year.” Fitzhenry concluded.

About Schmitt Industries

Schmitt Industries, Inc. (the Company) designs, manufactures and sells high precision test and measurement products for two main business segments: the Balancer Segment and the Measurement Segment. For the Balancer Segment, the Company designs, manufactures and sells computer-controlled vibration detection, balancing and process control systems for the worldwide machine tool industry, particularly for grinding machines. For the Measurement Segment, the Company designs, manufactures and sells laser and white light sensors for distance, dimensional and area measurement for a wide variety of commercial applications, laser-based microroughness measurement products for the semiconductor wafer and hard disk drive industries and for other industrial applications, laser-based surface analysis and measurement products for a variety of scientific applications, and ultrasonic measurement products that accurately measure the liquid levels of propane and diesel tanks and transmit that data via satellite to a secure web site for display. The Company also provides sales and service for Europe and parts of Asia through its wholly owned subsidiary, Schmitt Europe Limited (SEL), located in Coventry, England and through its sales representative office located in Shanghai, China.

FORWARD-LOOKING STATEMENTS

Certain statements in this release, including but not limited to remarks by James A. Fitzhenry, are “forward-looking statements.” These statements are based upon current expectations, estimates and projections about the Company’s business that are based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including, but not limited to, general economic conditions and global financial concerns, the volatility of the Company’s primary

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

markets, efforts to accelerate growth in sales of the Xact® tank monitoring systems and the ability to satisfy expected demand, the ability to develop new products to satisfy changes in consumer demands, the intensity of competition, the effect on production time and overall costs of products if any of our primary suppliers are lost or if a primary supplier increases the prices of raw materials or components, the ability to ramp up manufacturing to satisfy increasing demand, maintenance of a significant investment in inventories in anticipation of future sales, existing cash and credit facilities level which may not be sufficient to fund future growth, fluctuations in quarterly and annual operating results, attracting and retaining key management and qualified technical and sales personnel, changes in effective tax rates, the ability to reduce operating costs if sales decline, increased costs due to changes in securities laws and regulations, protection of intellectual property rights, and risks from international sales and currency fluctuations.

For further information regarding risks and uncertainties associated with the Company’s business, please refer to Schmitt’s SEC filings, including, but not limited to, its Forms 10-K, 10-Q and 8-K.

The forward-looking statements in this release speak only as of the date on which they were made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release, or for changes to this document made by wire services or internet service providers.

For more information contact:	Ann M. Ferguson, CFO and Treasurer (503) 227-7908 or visit our web site at www.schmitt-ind.com

CORPORATE OFFICE: 2765 NW NICOLAI ST. • PORTLAND, OREGON 97210 • 503/227-7908 • FAX 503/223-1258

SCHMITT INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	November 30, 2014	May 31, 2014
ASSETS
Current assets
Cash and cash equivalents	$1,707,481	$1,510,565
Accounts receivable, net	2,540,227	2,235,194
Inventories	4,793,479	4,789,822
Prepaid expenses	110,870	152,237
Income taxes receivable	1,726	1,339

	9,153,783	8,689,157

Property and equipment, net	1,128,160	1,191,591

Other assets
Intangible assets, net	880,177	943,643

TOTAL ASSETS	$11,162,120	$10,824,391

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$674,097	$512,219
Accrued commissions	269,530	204,772
Accrued payroll liabilities	121,023	127,035
Other accrued liabilities	554,656	366,848
Income taxes payable	—	210

Total current liabilities	1,619,306	1,211,084

Stockholders’ equity
Common stock, no par value, 20,000,000 shares authorized, 2,995,910 shares issued and outstanding at November 30, 2014 and May 31, 2014	10,465,223	10,438,750
Accumulated other comprehensive loss	(342,246)	(263,337)
Accumulated deficit	(580,163)	(562,106)

Total stockholders’ equity	9,542,814	9,613,307

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,162,120	$10,824,391

SCHMITT INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED NOVEMBER 30, 2014 AND 2013

(UNAUDITED)

	Three Months Ended November 30,		Six Months Ended November 30,
	2014	2013	2014	2013
Net sales	$3,151,504	$3,143,052	$6,200,792	$6,042,499
Cost of sales	1,597,326	1,675,184	3,183,047	3,243,509

Gross profit	1,554,178	1,467,868	3,017,745	2,798,990

Operating expenses:
General, administration and sales	1,500,328	1,507,046	2,838,352	2,858,748
Research and development	124,651	112,096	197,095	238,860

Total operating expenses	1,624,979	1,619,142	3,035,447	3,097,608

Operating loss	(70,801)	(151,274)	(17,702)	(298,618)
Other income (loss)	3,336	(9,546)	4,397	(6,093)

Loss before income taxes	(67,465)	(160,820)	(13,305)	(304,711)
Provision for income taxes	2,375	2,381	4,752	5,049

Net loss	$(69,840)	$(163,201)	$(18,057)	$(309,760)

Net loss per common share, basic	$(0.02)	$(0.05)	$(0.01)	$(0.10)

Weighted average number of common shares, basic	2,995,910	2,990,910	2,995,910	2,990,910

Net loss per common share, diluted	$(0.02)	$(0.05)	$(0.01)	$(0.10)

Weighted average number of common shares, diluted	2,995,910	2,990,910	2,995,910	2,990,910